Exhibit 99.1

IMPORTANT NOTICE REGARDING EOG RESOURCES, INC. SAVINGS PLAN
BLACKOUT PERIOD AND YOUR RIGHTS TO TRADE EOG RESOURCES, INC.
                COMMON STOCK DURING BLACKOUT

                        JULY 28, 2003

To:   All EOG Resources, Inc. Directors and Executive Officers

From: Barry Hunsaker, Senior Vice President & General Counsel

The purpose of this notice is to inform you that the EOG Resources, Inc. Savings Plan (the "Savings Plan") will be entering a blackout period due to a change in investment options under the Savings Plan. The Securities and Exchange Commission (SEC) recently published final rules under the Sarbanes-Oxley Act of 2002 (P.L. 107-24) which apply to 401(k) plan blackout periods that begin on or after January 26, 2003. Because you are a director or executive officer of EOG Resources, Inc., please be aware that the blackout of the Savings Plan has a direct impact on your ability to trade EOG Resources, Inc. Common Stock.

The new rules provide that, during the blackout period, corporate insiders may no longer exercise stock options or trade certain employer securities held outside of the Savings Plan. Specifically, the insider trading provision prohibits corporate insiders from directly or indirectly purchasing, selling, acquiring or transferring any equity or derivative security of a publicly traded company that they acquired in connection with service or employment as a director or executive officer of that company. Equities acquired in connection with the individual's service as a director or officer are subject to the restriction, including securities acquired before the Sarbanes-Oxley Act was passed or before the company went public. The restriction does not apply to securities of the Company which were not acquired in connection with your service as a director or officer. However, you should note that there is a rebuttable presumption that any securities sold during a blackout period are not exempt from the rule (i.e., the individual corporate insider bears the burden of proving that the securities were not "acquired in connection with service or employment").

The SEC's rules provide a limited number of exemptions from the trading restriction. If you would like more information regarding these exemptions, please contact me at (713) 651-
6940.

Key Dates:
Savings Plan Blackout Period Begins: August 27, 2003
Savings Plan Blackout Period Ends:   September 3, 2003

Violations of the insider trading prohibition will allow an issuer or a security holder acting on behalf of an issuer to bring an action to recover the profits realized by the director or executive officer. In addition, the SEC may bring an action, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Exchange Act, including, in some cases, criminal penalties.

Please be aware that on July 25, 2003, all current Savings Plan participants and affected parties were informed of the blackout via corporate email or first class mail. A copy of the blackout notice provided to Savings Plan participants and affected parties is attached.

While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout is needed. Please direct any questions regarding this notice to Pat Edwards, 333 Clay Street, Suite 4200,
P.O. Box 4362, Houston, TX  77210-4362, (713) 651-6818.


IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER THE
 EOG RESOURCES, INC. SAVINGS PLAN

                        JULY 25, 2003


     This notice is to inform you that the EOG Resources, Inc. Savings Plan (the "Savings Plan") will be changing some investment options.

     As a result of these changes, you temporarily will be unable to direct or diversify investments in your individual accounts or to obtain a loan or distribution from the Savings Plan. This temporary period, during which you will be unable to exercise these rights otherwise available under the Savings Plan, is called a "blackout period." Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

     The blackout period for the Savings Plan is expected to begin on August 27, 2003 and end on September 3, 2003. During this period, you can determine whether the blackout period has started or ended by accessing the Savings Plan website at https://www.pfpc-invest.com/retirement_solution or by calling the Retirement Plan Customer Service Help Line at 1-888-401K123.

     During the blackout period you will be unable to direct or diversify the assets held in your Savings Plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period. If you wish to change your investments under the Savings Plan prior to the commencement of the blackout period, you should have your changes effected before 3:00 p.m. CST on August 26, 2003. After this time, you will not be able to direct an investment election change until 8:00 a.m. CST on September 4, 2003.

     If you have any questions concerning this notice, you should contact Julie Clay, 333 Clay Street, Suite 4200, P.O.
Box 4362, Houston, TX  77210-4362, (713) 651-6960.